Exhibit 99.1
                          ------------

   Infoseek and Disney Complete Deal to Combine Forces on the
                            Internet


SUNNYVALE AND BURBANK, CALIF.--(November 18, 1998)--Infoseek Corporation (Nasdaq: SEEK) and The Walt Disney Company (NYSE:
DIS) today announced the completion of Infoseek's acquisition of Starwave Corporation, an Internet technology company principally owned by Disney, and Disney's acquisition of approximately 43% of Infoseek's outstanding common stock.

Through these transactions, Infoseek, Disney and Starwave have combined their resources to form the basis of a new Internet entity that will develop, launch and promote a planned new portal service to be named Go Network (TM) (www.go.com). Go Network, which will be operated by Infoseek, will bring together the branded assets of ABCNEWS.com, ESPN.com, and Disney.com with one of the Internet's most popular search and directory services. In addition, ABC Inc. has committed to provide, and Infoseek has agreed to purchase, substantial promotional support for Go Network.

In connection with its acquisition of Starwave, Infoseek has issued approximately 25.9 million shares of Infoseek common stock, of which Disney acquired approximately 23.5 million shares. In addition, Infoseek has assumed Starwave employee stock options that upon conversion will represent options to acquire approximately 2.2 million shares of Infoseek common stock. Infoseek has also issued to Disney an additional
2,642,000 shares of its common stock and a warrant to acquire
15,720,000 shares of its common stock in exchange for approximately $70 million in cash and a $139 million five-year promissory note from Disney. Disney has the ability to acquire a majority stake in Infoseek through exercise of the warrant, which vests over a three-year period, subject to certain acceleration events. In addition, Infoseek has reincorporated into a Delaware holding company and will have two operating subsidiaries--Starwave, based in Bellevue, Washington, and Infoseek, based in Sunnyvale, California. Infoseek shares continue to be traded on The Nasdaq
Stock Market under the symbol"SEEK." Elements of these transactions were approved separately today by shareholders of Starwave and Infoseek.

"With the closing of this transaction we are now poised to launch Go Network and a new era for Infoseek," stated Harry Motro, chief executive officer of Infoseek. "We believe that the combined assets and brand power of Infoseek, Disney and Starwave create a highly competitive force in the Internet industry and we now have the pieces in place to achieve our goal of creating the most popular consumer brand on the Internet."

Added Jake Winebaum, chairman of Disney's Buena Vista Internet Group, "We're eager to show consumers and the industry what this alliance can create. The upcoming preview release of Go Network will be our first product that combines the assets of this new Internet entity."

Go Network will address customers' needs by providing utility, ease-of-use, speed, personalization and choice. Visitors will be able to search the Web using Infoseek's award-winning search and directory technology. In addition, Go Network will provide immediate access to one of the broadest selections of popular branded content on the Internet, addressing audiences from kids, to families, to young adults, to business users, from Network partners such as Disney, ABC News and ESPN, as well as leading Internet content publishers.

Disney will appoint three of eight members of Infoseek's board of directors, designating Robert A. Iger, president of ABC, Inc.;
Steven M. Bornstein, president and CEO of ESPN, Inc.; and Jake
Winebaum.

About Infoseek
Based in Sunnyvale, Calif., Infoseek Corporation (Nasdaq:SEEK) is the first global media network to combine leading consumer brands with integrated Internet services to enrich people's daily lives. In addition, Infoseek licenses its Ultraseek Server search and navigation software to companies for their own intranet, extranet and Internet sites. Infoseek has commerce and/or content arrangements with entities that include AT&T (NYSE: T), Auto-By-Tel, Borders Group, Inc. (NYSE:BGP), CMP Media, Inc. (Nasdaq:CMPX), Datek Online, Inc., Microsoft Corporation (Nasdaq:
MSFT), PeopleLink, Inc., UPS, and Reuters.

About Starwave
Located in Bellevue, Wash., Starwave Corporation was founded in 1991 by Microsoft co-founder and technology investor Paul Allen, and has become one of the premier Internet technology companies. In April of 1997, Starwave entered into two joint ventures with Buena Vista Internet Group affiliates that produce original interactive programming providing sports, news and entertainment services to millions of consumers on the World Wide Web. The award-winning online services include ESPN.com, ABCNEWS.com, Mr. Showbiz, CelebSite, Wall of Sound, Outside Online and the official league sites of NFL, NBA, NASCAR and the WNBA.

About Buena Vista Internet Group
Formed in 1997, Disney's Buena Vista Internet Group operates Web sites that include ABC.com, the number one network Web site; Disney.com, the top-ranking kids, family and entertainment site; and Disney's Blast Online, the online service for kids. Buena Vista Internet Group also manages Disney's joint venture interests in the ABC News Internet Ventures and ESPN Internet Ventures.

                              # # #

Infoseek, Ultraseek, and the Infoseek logo are trademarks of Infoseek Corporation, which may be registered in certain jurisdictions. Other product and company names herein may be trademarks of their respective owners.

This press release contains forward-looking statements regarding the planned new Internet portal service to be named Go Network and the timing of its development and launch that are subject to risks and uncertainties. Actual results may differ materially from those set forth in such statements as a result of a number of factors, including, but not limited to the progress and timing of development and launch of the planned new Internet portal service, the costs and timing to promote such services, consumer acceptance and use of the new services, and the increasingly competitive nature of the Internet market.